Exhibit 99.1

 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807                Chief Financial Officer
          Monett, MO 65708                            (417) 235-6652

                                          IR Contact: Becky Pendleton Reid
                                                      The Cereghino Group
                                                      (206) 762-0993

   FOR IMMEDIATE RELEASE
   ---------------------

      JACK HENRY & ASSOCIATES REPORTS FISCAL 2003 THIRD QUARTER RESULTS
      -----------------------------------------------------------------

 Monett, MO, April 16, 2003 -- Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions for financial institutions, today reported solid fiscal third quarter profitability and backlog. This has occurred in spite of the weakness in capital goods spending that has continued to hamper sales of new core processing systems while enhancing sales of outsourcing solutions. For its third fiscal quarter, revenues were down 1% to $98.9 million, and net income was down
 9% to $12.3 million, or $0.14 per share. Year-to-date, revenues are up 2% to $295.4 million and net income is down 14% to $35.3 million or $0.40 per share.

 "Spending on technology continues to show the effects of the overall decrease in the capital goods market as bankers have not yet returned to the traditional spending on technology upgrades and systems," said Michael
 E. Henry, Chairman and CEO. "Outsourcing continues to be a strong seller as well as credit union systems and add on complementary solutions. Our backlog has increased significantly this quarter for both in-house and outsourcing, but it is still too early to determine if this is an actual turn in the market. Until we are sure, we will continue to do the right things for our company, customers and stockholders."

 "We continue to have significant success in building the outsourcing part of our business. As previously discussed we are continuing to focus on expanding our geographic footprint for item capture sites, to help drive data processing sales, through acquisition or development of new sites," said Jack Prim, President. "Therefore we are announcing that we have committed to establish two new additional sites. One of these will be located in New Jersey and the other in Connecticut. These additional sites will bring our total number of item capture sites to seventeen by the end of the calendar year."

 Operating Results

 To improve reporting disclosure, the company has changed its reporting line items, with installation revenue moving from license revenue to support and service revenue and a new line item for license cost of sales. This will allow our investors to analyze the various gross margins based on the applicable type of revenue.

 Third quarter revenues were down slightly at $98.9 million compared to $99.8 million in the third quarter a year ago. Year-to-date revenues were up slightly at $295.4 million compared to $290.6 million in the first nine months of fiscal 2002.

 License revenue dropped to $10.4 million in the third quarter of fiscal 2003, off 41% from $17.7 million in 3Q02. Year-to-date license decreased to $36.3 million down 25% from $48.4 million in the first nine months of fiscal 2002. Support and service revenue grew to $59.2 million up 18% from $50.1 million in the third quarter a year ago. Year-to-date support and service revenue increased 15% to $170.3 million from $147.9 million in the first nine months of fiscal 2002. Reflecting the reduced sales of new in-house core systems, hardware sales were down 13% in 3Q03 to $21.7 million compared to $24.8 million in the third quarter a year ago. Year-to-date hardware sales were down 9% to $67.4 million from $73.9 million in the like period a year ago.

 Support and service revenue continues to be strong, posting 18% year-over-year growth in the third quarter and 15% growth year to date. Recurring revenue, which excludes installation revenue, accounted for 52% of total third quarter revenues and 51% of revenues for the first nine months of fiscal 2003.

 Cost of sales increased 1% during the quarter and 7% year-to-date, primarily due to increased headcount included in cost of services. Third quarter gross profit was 39% this fiscal year compared to 40% in the third quarter a year ago. Year-to-date gross profit was 37% compared to 41% in the first nine months of fiscal 2002. Support and service margins continue to strengthen to 38% up from 32% for the same quarter a year ago. Year-to-date support and service margin increased to 35% this year-to-date from 32% for the nine months ended March 2002. Hardware gross margin for the third quarter was at 28% compared to 31% for the same quarter last year. Year to date hardware margins decreased from 32% in prior year to 26% in the current year. The decrease is primarily attributable to sales mix of products and reduced vendor incentives.

 Operating expenses declined slightly during the quarter and year-to-date reflecting management's continued efforts to control expenses. Operating income decreased 8% in the quarter to $19.3 million compared to $20.9 million in the third quarter a year ago. Year-to-date operating income totaled $55.1 million, down 12% from $62.8 million in the first nine months of fiscal 2002.

 Third quarter pre-tax income totaled $19.4 million, down 8% from $21.2 million in the third quarter a year ago. Pre-tax income for the first nine months of fiscal 2003 totaled $55.6 million, down 14% from $64.4 million a year ago. Third quarter net income totaled $12.3 million, or $0.14 per share, compared to $13.6 million or $0.15 per share in the same quarter of fiscal 2002. Year-to-date net income was $35.3 million, or $0.40 per share, compared to $41.2 million, or $0.45 per share, in the first nine months of fiscal 2002.

 "As we explained last quarter, we've shifted our annual maintenance billing cycles for customers we gained through acquisitions to our fiscal year end from a calendar year. As a result, comparisons of deferred revenue are not particularly meaningful," said Kevin D. Williams, CFO. Deferred revenue was $66.2 million at March 31, 2003, from $77.6 million a year ago.

 "Backlog continued to strengthen in the quarter with new in-house sales, continued success in contracting complementary products and outsourcing services to both banks and credit unions," Williams noted. Backlog grew
 27% during the quarter to $172.8 million ($64.2 million in-house and $108.5 million outsourcing) compared to $136.5 million ($54.0 million in-house and $82.5 million outsourcing) at March 31, 2002. "We continue to make progress on the integration of ARGO's CRM and Platform technology with our integrated core solution and expect to begin installing backlog orders for this product in the summer. As we noted last quarter, when these revenues are recognized, they will carry somewhat lower gross profit margins than our other software products due to the alliance agreement with ARGO."

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 3,000 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call today at 7:45 Central Time, and investors are invited to listen at www.jackhenry.com.


 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information


 Condensed Consolidated Statements of Income
 (in thousands, Except Per Share Data)
 (unaudited)
                                         Three Months Ended                Nine Months Ended
                                   March 31,   March 31,      %      March 31,   March 31,      %
                                     2003        2002      Change      2003        2002      Change
                                   --------    ------------------    --------    ------------------
 REVENUE
  License                         $  10,446   $  17,657     -41%    $  36,322   $  48,445     -25%
  Support and service                59,168      50,070      18%      170,348     147,920      15%
  Hardware sales                     21,665      24,825     -13%       67,398      73,864      -9%
  Customer reimbursements             7,619       7,232       5%       21,371      20,349       5%
                                   --------    --------              --------    --------
    Total                            98,898      99,784      -1%      295,439     290,578       2%

 COST OF SALES
  Cost of license                       829       1,070     -23%        2,595       1,458      78%
  Cost of services                   36,486      34,147       7%      111,503     100,126      11%
  Cost of hardware                   15,561      17,243     -10%       49,588      50,493      -2%
  Customer reimbursement expenses     7,619       7,232       5%       21,371      20,349       5%
                                   --------    --------              --------    --------
    Total                            60,495      59,692       1%      185,057     172,426       7%
                                   --------    --------              --------    --------
 GROSS PROFIT                        38,403      40,092     - 4%      110,382     118,152      -7%
                                         39%         40%                   37%         41%
 OPERATING EXPENSES
  Selling and marketing               7,603       7,766      -2%       22,463      21,310       5%
  Research and development            4,052       2,952      37%       11,565       9,405      23%
  General and administrative          7,457       8,502     -12%       21,205      24,664     -14%
                                   --------    --------              --------    --------
  Total Operating Expenses           19,112      19,220      -1%       55,233      55,379       0%
                                   --------    --------              --------    --------
 OPERATING INCOME                    19,291      20,872      -8%       55,149      62,773     -12%
 INTEREST INCOME (EXPENSE)
  Interest Income                       134         365     -63%          512       1,755     -71%
  Interest Expense                      (29)        (53)    -45%          (84)       (141)    -40%
                                   --------    --------              --------    --------
    Total                               105         312     -66%          428       1,614     -73%
                                   --------    --------              --------    --------
 INCOME BEFORE INCOME TAXES          19,396      21,184      -8%       55,577      64,387     -14%
 PROVISION FOR INCOME TAXES           7,080       7,626      -7%       20,286      23,179     -12%
                                   --------    --------              --------    --------
 NET INCOME                       $  12,316   $  13,558      -9%    $  35,291   $  41,208     -14%
                                   ========    ========              ========    ========

 Diluted income per share         $    0.14   $    0.15      -6%    $    0.40   $    0.45     -11%
                                   ========    ========              ========    ========
 Diluted weighted average
   shares outstanding                88,940      92,483               89,110      92,485
                                   ========    ========              ========    ========


 Consolidated Balance Sheet                    March 31,             March 31,       %
 Highlights (in Thousands)                       2003                  2002       Change
                                               --------              --------    --------
 Cash, cash equivalents & investments         $  34,300             $  48,806      -30%
 Trade receivables                            $  62,761             $  76,947      -18%
 Other current assets                         $  30,650             $  31,833       -4%
 TOTAL ASSETS                                 $ 455,805             $ 458,837       -1%

 Accounts payable & accrued expenses          $  17,647             $  17,426        1%
 Deferred revenue                             $  66,177             $  77,545      -15%
 STOCKHOLDERS' EQUITY                         $ 351,181             $ 349,160        1%



                                   (thirty)

     Note: Transmitted on PR Newswire on April 16, 2003, at 4:00 a.m. CDT.